Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 21, 2026, with respect to the financial statement of SEI Carlyle Private Markets Fund, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 27, 2026